EXHIBIT 10.9
SUBLEASE AGREEMENT
between
AVANIR PHARMACEUTICALS
as Sublandlord
and
SIRION THERAPEUTICS, INC.
as Subtenant

Building Address:	11408 Sorrento Valley Road
San Diego, California 92121

SUBLEASE AGREEMENT
     THIS SUBLEASE AGREEMENT (“Sublease”) is made as of this 5th day of September, 2006 (the “Effective Date”), by and between AVANIR PHARMACEUTICALS, a California corporation (“Sublandlord”) and SIRION THERAPEUTICS, INC., a North Carolina corporation (“Subtenant”), with Sublandlord and Subtenant hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party”).
WITNESSETH:
     WHEREAS, Sorrento Plaza, a California limited partnership (“Master Landlord”) and Sublandlord, are parties to a certain Standard Industrial Net Lease, dated as of May 20, 2002, as amended on August 1, 2002 and April 2, 2003 (the “Master Lease”), a copy of which is attached hereto as Exhibit A;
     WHEREAS, pursuant to the terms of the Master Lease, Master Landlord has leased to Sublandlord, a portion of the premises (the “Master Lease Premises”) which are part of an office industrial center located at 11404 and 11408 Sorrento Valley Road, San Diego, California 92121 (the “Center”). (Initially capitalized terms not otherwise defined in this Sublease shall have the meanings attributed to such terms in the Master Lease, and unless otherwise expressly provided herein, all references in this Sublease to “Section” shall refer to the respective “Section” of the Master Lease and all references to “Paragraph” in this Sublease shall refer to the respective “Paragraph” of this Sublease.);
     WHEREAS, Sublandlord now desires to sublease to Subtenant and Subtenant now desires to sublease from Sublandlord the Sublease Premises (as defined below), on the terms, covenants and conditions hereinafter provided.
     NOW, THEREFORE, Sublandlord and Subtenant covenant and agree as follows:
1. Summary and Definitions: The following definitions apply in this Sublease:
(a) Base Rent: Base Rent shall be as follows:

Period During
Sublease Term	Monthly Base Rent	Annual Base Rent
Sublease Commencement Date through and including the day immediately preceding the first anniversary of the Sublease Commencement Date	$21,150.00	$253,800.00

First anniversary of Sublease Commencement Date through and including the day immediately preceding the second anniversary of the Sublease Commencement Date	$21,784.50	$261,414.00

Second anniversary of Sublease Commencement Date through and including the day immediately preceding the third anniversary of the Sublease Commencement Date	$22,438.00	$269,256.42

(b) Security Deposit: $84,600.00.
(c) Sublease Premises: A portion of the Master Lease Premises constituting approximately nine thousand (9,000) rentable square feet at 11408 Sorrento Valley Road, San Diego, California 92121 (the “Building”), as depicted on Exhibit B attached hereto.
(d) Term:
(i) The term of this Sublease (“Sublease Term”) shall commence on the date upon which Sublandlord shall have obtained the consent of Master Landlord to this sublease in form acceptable to Sublandlord and shall have delivered possession of the Sublease Premises to Subtenant (“Sublease Commencement Date”). The Sublease Term shall expire on the third anniversary of the Sublease Commencement Date, or such earlier date on which this Sublease may be terminated in accordance with the provisions hereof or the provisions of the Master Lease (“Sublease Expiration Date”), in which case Sublandlord shall promptly provide Subtenant with prior written notice of such termination. In no event shall Subtenant conduct Subtenant’s business operations from the Sublease Premises prior to the Sublease Commencement Date. Subtenant shall have the right to enter the Sublease Premises upon execution of the Sublease for any purposes other than to conduct its business operations, including but not limited to monitoring construction, installing furniture, networks, telecommunication equipment and fiber and any other personal property, provided, however that any waiver and indemnity provisions as described in Paragraph 15 shall be binding on Subtenant as soon as Subtenant enters the Sublease Premises for the purposes listed above and any other permissible purposes.

(ii) Provided that Subtenant shall not be default of any obligation under this Sublease, beyond all applicable notice and cure periods, either on the date that it is required to give notice or on the effective date of such extension period, Subtenant shall have an option to extend the term of the Sublease to expire on January 14, 2013 which is the Master Lease Expiration Date. If such option is exercised, Base Rent will be increased to the greater on one hundred and five percent (105%) of the last month’s Base Rent, or the then current market rate for like product in Sorrento Valley, as mutually determined in good faith by Sublandlord and Subtenant. If Subtenant elects to extend the term of the Sublease, it shall provide written notice to Sublandlord no less than one hundred eighty (180) days prior to the Sublease Expiration Date.
2. Sublease.
     Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublease Premises, together with all appurtenances thereto as provided in the Master Lease, for the Sublease Term and on the terms and conditions contained in this Sublease. Subtenant’s sublease of the Sublease Premises is subject to the terms and conditions of the Master Lease as provided further in this Sublease.
3. Condition of Sublease Premises.
(a) In entering into this Sublease, Subtenant acknowledges that, except as expressly set forth in this Sublease, Subtenant has not relied upon or been induced by any statements or representations of Sublandlord or any other parties or persons with respect to the physical condition of the Sublease Premises or with respect to any other matter affecting the Sublease Premises, that might be pertinent in considering the leasing of the Sublease Premises or the execution of this Sublease. Subtenant has, on the contrary, relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or have made on its behalf. Upon taking possession of the Sublease Premises, Subtenant shall be deemed to have accepted the Sublease Premises in its then “as-is” “where-is” condition.
(b) By taking possession of the Sublease Premises, Subtenant shall conclusively evidence that the Sublease Premises are fully completed and are suitable for Subtenant’s purposes, that the Building and the Sublease Premises are in good and satisfactory condition, and that Subtenant waives any defect therein.
4. Base Rent.
     During the Sublease Term Subtenant shall pay Sublandlord, as rent for the Sublease Premises, the Base Rent, without set-off or deduction whatsoever, except as otherwise provided herein. Base Rent shall be due and payable by Subtenant in immediately available funds, in advance on or before the first day of each calendar month without notice or demand.
5. Additional Rent.
     In addition to the Base Rent under Paragraph 4 above, any and all other charges, expenses or other sums Subtenant is required to pay under the terms of this Sublease shall be deemed additional rent (“Additional Rent”, and together with Base Rent, “Subtenant’s Rent”). Sublandlord shall have the same rights and remedies with respect to payment of Additional Rent as Sublandlord shall have with respect to the Base Rent. Subtenant shall remain responsible for Subtenant’s Rent and any other charges, expenses or other sums which first arise, accrue or are invoiced at any time during or after the expiration of the Sublease Term, whether by Sublandlord or Master Landlord, to the extent they arise or accrue with respect to any period during the Sublease Term from any liabilities or obligations of Subtenant under the provisions of this Sublease (including any obligations under the Master Lease which are incorporated herein as liabilities or obligations of Subtenant).
6. Rent Payments.
(a) Subtenant’s Rent and all other charges, expenses or other sums Subtenant is required to pay to Sublandlord hereunder shall be due and payable without billing or demand, and without deduction, set-off or counterclaim, except as otherwise provided herein, in lawful money of the United States of America, at Sublandlord’s address for notices in Paragraph 17 hereof or to such other person or at such other place as Sublandlord may from time to time designate in writing, and shall be due and payable by Subtenant to Sublandlord on or before the date specified in this Sublease, provided that if no date is specified as to the applicable payment, then on or before (i) three (3) business days prior to the corresponding date provided in the Master Lease for payment of the same by Sublandlord to Master Landlord (provided that in no event shall such period be shortened to a duration of less than two (2) business days) or (ii) if there is no corresponding date provided in the Master Lease for payment of the same by Sublandlord to Master Landlord, then ten (10) business days after written request from Sublandlord to Subtenant. The failure of Subtenant to make payment in full of Subtenant’s Rent or any other charges, expenses or other sums Subtenant is required to pay to Sublandlord hereunder by the due date provided herein for such payment, shall potentially subject Subtenant to the obligation to pay to Sublandlord (y) interest in accordance with the provisions of Paragraph 20 and (z) a late charge in accordance with the provisions of Paragraph 7.
(b) If the Sublease Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then

Subtenant’s Rent for the first and last fractional months of the Sublease Term shall be appropriately prorated.
(c) Sublandlord may upon reasonable prior written notice from time to time (which notice shall include Master Landlord’s address and Master Landlord’s acknowledgement of such notice) instruct Subtenant to make any payment of Subtenant’s Rent directly to Master Landlord, in which event Subtenant shall timely make all such payments so instructed directly to Master Landlord (with a copy of the check to be contemporaneously forwarded by Subtenant to Sublandlord at the time of making of each such payment), and in such event Sublandlord shall have no responsibility to Subtenant for the payment of any such amount, and Subtenant shall be solely responsible for any interest or late charges that may be imposed as a result of any failure of Subtenant to have timely and properly made any such payment to Master Landlord. Any payment made directly by Subtenant to Master Landlord at the request of Sublandlord shall be credited against any of Subtenant’s Rent due under this Sublease as and when received by Master Landlord.
7. Late Charges.
     SUBTENANT ACKNOWLEDGES THAT LATE PAYMENT BY SUBTENANT TO SUBLANDLORD OF ALL OR ANY PORTION OF SUBTENANT’S RENT AND OTHER CHARGES, EXPENSES OR OTHER SUMS PROVIDED FOR UNDER THIS SUBLEASE WILL CAUSE SUBLANDLORD TO INCUR COSTS NOT CONTEMPLATED BY THIS SUBLEASE, THE EXACT AMOUNT OF SUCH COSTS BEING EXTREMELY DIFFICULT OR IMPRACTICABLE TO FIX. THEREFORE, IF ALL OR ANY PORTION OF ANY INSTALLMENT OF SUBTENANT’S RENT OR ANY OTHER CHARGES, EXPENSES OR OTHER SUMS DUE FROM SUBTENANT IS NOT RECEIVED BY SUBLANDLORD WITHIN FIVE (5) DAYS OF THE DATE DUE, SUBTENANT SHALL PAY TO SUBLANDLORD AN ADDITIONAL SUM EQUAL TO FIVE PERCENT (5%) OF THE AMOUNT OVERDUE AS A LATE CHARGE. THE PARTIES AGREE THAT THIS LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS THAT SUBLANDLORD WILL INCUR BY REASON OF THE LATE PAYMENT BY SUBTENANT. SUCH LATE CHARGE SHALL BE DEEMED ADDITIONAL RENT FOR ALL PURPOSES UNDER THIS SUBLEASE AND SHALL BE IN ADDITION TO, AND NOT IN LIEU OF, ANY INTEREST THAT MAY ACCRUE ON ANY SUCH OVERDUE AMOUNT PURSUANT TO THE PROVISIONS OF THIS SUBLEASE.
8. Use.
     Subtenant shall use and occupy the Sublease Premises only for the purposes permitted under, and in a manner consistent with, the provisions of the Master Lease.

Subtenant will pay for any damage to any part of the Sublease Premises, Building or Center, subject to any applicable waiver of subrogation provision, if (i) caused by any act or omission by Subtenant or Subtenant’s employees, agents, licensees, contractors or invitees and (ii) Sublandlord would be required to pay for such damage under the Master Lease. Subtenant will comply with applicable provisions of the Master Lease and the Center’s Rules and Regulations and will not cause anywhere in the Center, Building or permit in the Sublease Premises, (i) any activity or thing contrary to applicable law, ordinance, regulation, restrictive covenant, or insurance regulation; or which is in any way immoral or extra hazardous or could jeopardize the coverage of normal insurance policies or increase their cost; (ii) waste or nuisance, or any activity causing odors perceptible outside the Sublease Premises; or (iii) overloading the floors or the structural or mechanical systems of the Building. Subtenant shall not erect or place any item in or upon the areas outside the Sublease Premises, except as expressly provided in this Sublease. Subtenant shall not erect or place any item (including, without limitation, signs) in, upon or visible from the exterior of the Building without the consent of Master Landlord and Sublandlord, except as expressly provided in this Sublease. Subtenant shall at Subtenant’s sole cost and expense faithfully observe and promptly comply with all local, state and federal laws, statutes, ordinances and governmental resolutions, orders, rules, regulations and requirements now in force or which may hereafter be in force with respect to Subtenant’s use, occupancy or possession of the Sublease Premises and Subtenant’s business conducted in the Sublease Premises and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Sublease Premises. Subtenant shall also comply with any covenant, condition or restriction affecting the Building. Subtenant’s obligations under this Paragraph 8 will survive the termination of this Sublease.
9. Contract Vivarium Services.
     Sublandlord and Subtenant shall enter into a contract for Sublandlord to provide vivarium space and services to Subtenant which shall be memorialized in a separate agreement.
10. Operating Costs/Real Estate Taxes/Utilities.
(a) Commencing on the Sublease Commencement Date, Subtenant shall pay its pro rata share of Operating Costs (as defined in the Master Lease) for the Building and Center incurred by Sublandlord under the Master Lease. Subtenant’s pro rata share of Operating Costs is thirty percent (30%) of the Operating Costs incurred by Sublandlord under the Master Lease, which represents the ratio of the Rentable Square Footage of the Sublease Premises to the Rentable Square Footage of the Master Lease Premises (“Subtenant’s Pro Rata Share”). Subtenant’s pro rata share shall be computed by Sublandlord on a monthly or other periodic basis selected by Sublandlord. Subtenant’s shall pay the amount of such pro rata share within ten (10) business days after receipt of a statement from Sublandlord.
(b) Subtenant’s share of real property taxes, insurance costs and other components of additional rent shall be computed on the same basis as Subtenant’s pro rata share of Operating Costs.
(c) To the extent not separately metered or monitored with respect to the Sublease Premises, Sublandlord shall provide the following utilities to the Sublease Premises, including but not limited to, electricity, water, HVAC, emergency generator, deionized water and janitorial services (the “Utilities”). Subtenant shall be responsible for its pro rata share of Sublandlord’s cost of Utilities. Subtenant’s pro rata share shall be computed on the same basis as Subtenant’s pro rata share of Operating Costs, except for janitorial services whereby Subtenant’s pro rata share shall be sixteen (16%) of the costs incurred by Sublandlord, which represents the ratio of Rentable Square Footage of the Sublease Premises to the Rentable Square Footage of the total area leased by Sublandlord within the Center (57,000 square feet). Sublandlord shall in no way be liable or responsible for any loss, damage or expense the Subtenant may sustain or incur by reason of any change, failure, interruption, interference or defect in the supply or character of the electricity or other utilities supplied to the Sublease Premises. Sublandlord makes no representation or warranty as the suitability of the utility service for Subtenant’s requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute any actual or constructive eviction, in whole or in part, or entitle Subtenant to any abatement or diminution of rent, or relieve Subtenant of any of its obligations under this Sublease. Sublandlord shall not be liable in damages or otherwise for any failure or interruption of any utility service, and no such failure or interruption shall entitle Subtenant to terminate this Sublease or abate the rent due hereunder.
(d) Sublandlord shall provide security services, access control and process alarms (“Security Services”) and Subtenant shall be responsible for its pro rata share of Security Services. Subtenant’s pro rata share for such Security Services shall be computed on the same basis as Subtenant’s pro rata share of janitorial services, but in no event will Subtenant’s payment for such services be less than $750 per month. Sublandlord shall in no way be liable or responsible for any loss, damage or expense the Subtenant may sustain or incur by reason of any change, failure, interruption, interference or defect in the supply or character of the Security Services supplied to the Sublease Premises. Sublandlord makes no representation or warranty as the suitability of the Security Services for Subtenant’s requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute any actual or constructive eviction, in whole or in part, or entitle Subtenant to any abatement or diminution of rent, or relieve Subtenant of any of its obligations under this Sublease. Sublandlord shall not be liable in damages or otherwise for any failure or interruption of any of the Security Services, and no such failure or interruption shall entitle Subtenant to terminate this Sublease or abate the rent due hereunder.
(e) Subtenant shall have the right to opt out of the use of janitorial services and Security Services provided by Sublandlord upon thirty (30) days prior written notice to Sublandlord.
11. Subordination.
     Sublandlord and Subtenant confirm and agree that this Sublease is subject and subordinate to all of the terms, covenants and conditions of the Master Lease and to the matters to which the Master Lease shall be subordinate. Without limiting the generality of the foregoing, in the event of termination of Sublandlord’s interest under the Master Lease for any reason (including, without limitation, upon the occurrence of any casualty or condemnation pertaining to the Sublease Premises) this Sublease shall terminate coincidentally therewith and Sublandlord shall return to Subtenant the Security Deposit and any prepaid Subtenant’s Rent not applied to a default of Subtenant within twenty (20) days of such termination. Sublandlord shall have no liability to Subtenant in connection therewith, unless the termination of the Master Lease was caused by a violation of Sublandlord’s covenants and agreements in Paragraph 12 below.
12. Incorporation of Master Lease Terms.
(a) The applicable terms, covenants and conditions contained in the Master Lease are hereby incorporated herein and shall, as between Sublandlord and Subtenant, constitute additional terms, covenants and conditions of this Sublease, except to the extent set forth below. Except as provided in this Paragraph 12, all references in the Master Lease to “Landlord”, “Tenant”, “Lease”, “Premises”, “Commencement Date” and “Rent” shall, for purposes of incorporation thereof into this Sublease, mean and refer to “Sublandlord”, “Subtenant”, “Sublease”, “Sublease Premises”, “Sublease Commencement Date” and “Subtenant’s Rent”, respectively. As between the Parties hereto, (i) Sublandlord agrees to observe and perform the terms, covenants and conditions on its part to be observed and performed hereunder (and as Tenant under the Master Lease to the extent that such obligations are not to be performed by Subtenant hereunder) (w) which would materially and adversely impact Subtenant if not complied with, (x) which do not require for their performance possession of the Sublease Premises, (y) which are not otherwise to be performed by Subtenant hereunder, and (z) provided Subtenant complies with its obligations hereunder; and (ii) Subtenant agrees to be bound by the provisions of the Master Lease incorporated herein and to keep, observe and perform for the benefit of Master Landlord and Sublandlord each of the terms, covenants and conditions on its part to be kept, observed and performed hereunder as well as those applicable terms, covenants and conditions to be observed and performed by Sublandlord as Tenant under the Master Lease with respect to the Sublease Premises. Without limiting the foregoing, Subtenant shall not commit or permit to be committed on the Sublease Premises any act or omission which shall violate any term, covenant or condition of the Master Lease. Subtenant shall under no circumstances have any rights with respect to the Sublease Premises greater than Sublandlord’s rights as Tenant under the Master Lease.
(b) In the event of conflict between any provision of the Master Lease which is incorporated herein as described above in this Paragraph 12 and any provision of this Sublease, the provisions of this Sublease shall control. In determining whether to grant or withhold any consent or approval hereunder, Sublandlord may expressly condition the same upon the consent or approval of Master Landlord if such consent or approval is required under the Master Lease.
(c) The following Sections and provisions of the Master Lease do not apply to, shall not be a part of, and are not incorporated into this Sublease.

Specific Section Excluded
Section	Subject Matter	(if not entire Section)
Section 1	Basic Lease Terms

Section 2	The Premises

Section 3	Lease Term

Section 4	Rent	Section 4.1 (Minimum Monthly Rent); Section 4.2 (Lease Year); Section 4.4 (Impounds)

Section 5	Security Deposit	Section 5.3 (Reduction of Security Deposit Amount)

Section 21	Default by Tenant	Section 21(d)(v)
Exhibits B, C and E to the Master Lease shall be incorporated into this Sublease but all other exhibits and references thereto shall be excluded.
(d) Sublandlord and Subtenant agree that Sublandlord shall not be responsible or liable to Subtenant for the performance or nonperformance of any obligations of Master Landlord under the Master Lease, and in furtherance thereof agree as follows:

(i) Notwithstanding anything to the contrary contained in this Sublease, Sublandlord shall not be required to (A) provide or perform any insurance and services or any alterations, improvements, improvement allowances or other construction obligations as to the Sublease Premises, (B) provide any utilities (including electricity) to the Sublease Premises, (C) perform any maintenance or make any of the repairs to the Sublease Premises, Building or the Center, (D) comply with any laws or requirements of governmental authorities regarding the maintenance or operation of the Sublease Premises after Subtenant takes possession of the Premises or prior thereto to the extent required to be complied with by Master Landlord under the Master Lease, (E) take any other action relating to the operation, maintenance, repair, alteration or servicing of the Sublease Premises that Master Landlord may have agreed to provide, furnish, make, comply with, or take, or cause to be provided, furnished, made, complied with or taken under the Master Lease, or (F) provide Subtenant with any rebate, credit, allowance or other concession required of Master Landlord for any reason pursuant to the Master Lease unless Sublandlord receives a rent abatement with respect to the Sublease Premises and Subtenant is not in default of its obligations under the Sublease. Sublandlord makes no representation or warranty of quiet enjoyment as to any persons claiming by, through or under Master Landlord, but Sublandlord represents and warrants quiet enjoyment as against any person claiming by, through or under Sublandlord.
(ii) Sublandlord agrees, upon request of Subtenant, to use due diligence, at Subtenant’s sole cost and expense, to cause Master Landlord to provide, furnish, or comply with any of Master Landlord’s obligations under the Master Lease or to provide any required consents or approvals; provided, however, that Sublandlord shall not be obligated to use such efforts or take any action which, in Sublandlord’s reasonable judgment, might give rise to a default by Sublandlord under the Master Lease. If Master Landlord shall default in the performance of any of its obligations under the Master Lease or at law, Sublandlord shall, upon request and at the expense of Subtenant, cooperate with Subtenant in the prosecution of any reasonable action or proceeding, in order to have Master Landlord (A) make such repairs, furnish such electricity, provide such services or comply with any other obligation of Master Landlord under the Master Lease or as required by law, and/or (B) compensate Subtenant for any earlier default by Master Landlord in the payment or performance of its liabilities and obligations under the Master Lease during the Sublease Term. The indemnity obligation of Subtenant as set forth in Paragraph 15 shall apply to any claims of Master Landlord arising from or in connection with any such request, action or proceeding.

(iii) Subtenant shall not make any claim against Sublandlord for any damage which may arise by reason of: (i) the failure of Master Landlord to keep, observe or perform any of its obligations under the Master Lease; or (ii) the acts or omissions of Master Landlord or its employees, agents, licensees, contractors or invitees.
(iv) Subtenant agrees that any waiver of liability, waiver of subrogation rights, or indemnification provisions in the Master Lease which are incorporated herein as waivers or obligations of Subtenant (including, but not limited to, in Sections 9.5, 12.2, 13 and 14.5 of the Master Lease, to the extent applicable to and incorporated in this Sublease), shall be deemed expanded so as to provide for Subtenant to make such waivers and provide such indemnities not only in favor of Sublandlord, but also in favor of Master Landlord, and the respective affiliated employees, agents and the like of both Sublandlord and Master Landlord as enumerated in such provisions.
(e) In the event that Sublandlord, as Tenant, is entitled to termination rights for all or a portion of the Sublease Premises, including, without limitation, as a result of (i) damage and destruction under Section 16 of the Master Lease, or (ii) a partial condemnation under Section 17 of the Master Lease, then Subtenant shall be entitled to similar termination rights with respect to the portion or all of the Sublease Premises affected, regardless of whether or not Sublandlord seeks to enforce such termination rights under the Master Lease.
(f) In the event that Sublandlord, as Tenant, receives a rent abatement for all or a portion of the Sublease Premises, including, without limitation, as a result of (i) damage and destruction under Section 16 of the Master Lease, or (ii) a partial condemnation under Section 17 of the Master Lease, then Subtenant shall be entitled to similar abatement of Subtenant’s Rent with respect to the portion or all of the Sublease Premises affected.
(g) Sublandlord covenants and agrees to provide Subtenant with copies of any notices of default under Master Lease (unless such default has already been cured), or notices that could affect Subtenant’s rights and obligations under this Sublease within five (5) business days after Sublandlord’s receipt thereof. Sublandlord shall obtain the prior written consent of Subtenant prior to (i) amending or otherwise modifying the Master Lease, or (ii) waiving, or allowing to lapse, any right of Sublandlord under the Master Lease, to extend that any such action under (i) or (ii) above would have a material adverse effect on Subtenant, its use and enjoyment of the Sublease Premises, or its rights under this Sublease.

13. Insurance.
     Subtenant shall comply at all times and in all respects with the provisions of Section 9 of the Master Lease with regard to the maintenance of insurance. Such insurance shall name, as additional insureds, Master Landlord, Sublandlord and any other parties required to be named under the terms of the Master Lease, and a policy or certificate thereof shall be provided to Sublandlord not later than two (2) business days prior to the Sublease Commencement Date. The maintenance of insurance coverage with respect to the Sublease Premises and any property of Subtenant shall be the sole obligation of Subtenant. All insurance required to be maintained by Subtenant shall provide for thirty (30) days prior written notice to Sublandlord and Master Landlord in the event of any termination or reduction in coverage of such insurance. All property insurance policies which either Party obtains affecting the Sublease Premises shall include a clause or endorsement denying the insurer any rights of subrogation against the other Party or Master Landlord. Sublandlord and Subtenant waive any rights of recovery against the other for any actually insured injury or loss including all amounts within any deductible or self-insured retention amount applicable to any such insured injury or loss.
14. Surrender of Sublease Premises; Holding Over.
(a) As soon as its right to possession ends, Subtenant shall surrender the Sublease Premises to Sublandlord in as good repair and condition as when Subtenant first occupied, except for reasonable wear and tear, and otherwise in accordance with the requirements of the Master Lease. Subtenant will concurrently deliver to Sublandlord all keys to the Sublease Premises, and restore any locks that it has changed to the system that existed at the commencement of the Sublease Term. If possession is not immediately surrendered, Sublandlord may enter upon and take possession of the Sublease Premises and expel or remove Subtenant and any other person who may be occupying the Sublease Premises or any part thereof.
(b) At the expiration or termination of the Sublease Term, Sublandlord may require the removal of any or all furniture, personal property and equipment from the Sublease Premises, and the restoration of the Sublease Premises to its prior condition, except for reasonable wear and tear, at Subtenant’s expense. All of Subtenant’s furniture, personal property and equipment on or about the Sublease Premises, shall be removed from the Sublease Premises by Subtenant at the expiration or termination of the Sublease Term. All removals by Subtenant will be accomplished in a good and workmanlike manner so as not to damage any portion of the Center, Building or the Master Lease Premises and Subtenant will promptly repair and restore all damage done except for normal wear and tear. If Subtenant does not so remove any property which it has the right or duty to remove, Sublandlord may immediately either claim it as abandoned property, or remove, store and dispose of it in any manner Sublandlord may choose, at Subtenant’s cost and without liability to Subtenant or any other party.

(c) As a condition to this Sublease and to facilitate Sublandlord’s performance of its obligations under the Master Lease, Subtenant agrees that Sublandlord shall be entitled to enter the Sublease Premises, upon two (2) business days’ advance notice to Subtenant, at any time during the ten (10) days preceding the Sublease Expiration Date for the purpose of making any repairs or modifications or removing any alterations or other improvements required under the terms of the Master Lease to the extent the same will not materially interfere with Subtenant’s continuous use of the Sublease Premises. Sublandlord’s right to enter the Sublease Premises under this Paragraph 14(c) shall not be exclusive of any other right of entry Sublandlord may have under the terms of this Agreement.
(d) If Subtenant does not surrender the Sublease Premises as required and holds over after its right to possession ends, Subtenant shall become a tenant at sufferance only, at a monthly rental rate equal to the greater of (i) one hundred fifty percent (150%) of the total Subtenant’s Rent payable in the last prior full month, or (ii) the amount payable by Sublandlord as “Tenant” under the Master Lease as a result of such holdover, without renewal, extension or expansion rights, and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable. Nothing other than a fully executed written agreement of the Parties creates any other relationship. Subtenant will be liable for Sublandlord’s loss, costs and damage from such holding over, including, without limitation, those from Sublandlord’s delay in delivering possession to other parties. These provisions are in addition to other rights of Sublandlord hereunder and as provided by law.
15. Waiver and Indemnification.
     The provisions of the Master Lease relating to waiver of liability, waiver of subrogation and indemnification shall apply to this Sublease as described in Paragraph 12(d)(iv) hereof.
16. Hazardous Materials.
(a) Subtenant shall not, and Subtenant shall not permit any of its employees, agents, licensees, contractors or invitees, or any other person to possess, store, handle, generate, release, transport or use in any way in, on or about the Center, Building or Sublease Premises any Toxic or Hazardous Materials of any kind whatsoever (excluding reasonable amounts of ordinary office supplies and customary amounts of Hazardous Materials used in connection with Subtenant’s business, as used in compliance with all applicable laws). For purposes of this Paragraph 16, “Hazardous Materials” shall mean any product, substance, chemical, material or waste whose presence, nature, quality and/or intensity or existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Sublease

Premises is either (i) potentially injurious to public health, safety or welfare, the environment or the Sublease Premises; or (ii) regulated or monitored by any governmental authority.
(b) Subtenant shall have no liability or obligation whatsoever for any Hazardous Materials located in, on or about the Center, Building or Sublease Premises prior to the Sublease Commencement Date or that migrate onto the property on which the Center is located or appear within the Center, Building, or Sublease Premises, provided that neither Subtenant nor its employees, agents, licensees, contractors or invitees was the cause or source of such Hazardous Materials.
(c) To the extent required by law or for Subtenant’s use and occupancy of the Building and Sublease Premises, Sublandlord shall cause, at its sole cost and expense, any and all such Hazardous Materials discovered in, on or about the Building or Sublease Premises to be removed or otherwise remediated. Sublandlord shall provide to Subtenant a Phase One Environmental Analysis of the Building prior to entry and Subtenant shall provide the same to Sublandlord upon termination of this Sublease.
17. Notices.
     All notices, demands, statements and other communications that may or are required to be given by either Party to the other hereunder shall be in writing and shall be (i) personally delivered to the address or addressee provided herein, or (ii) sent by certified mail, postage prepaid and return receipt requested or (iii) delivered by a reputable messenger or overnight courier service and, in any case, addressed as follows:

If to Sublandlord:	Avanir Pharmaceuticals

with a copy to:	Heller Ehrman LLP
4350 La Jolla Village Dr., 7th Floor
San Diego, California 92122
Attention: Stephen Ferruolo

If to Subtenant:	Sirion Therapeutics, Inc.

     Any notice or document addressed to the Parties hereto at the respective addresses set forth on this Sublease or at such other address as they may specify from time to time by written notice delivered in accordance with this Paragraph shall be considered delivered (w) in the case of personal delivery, at the time of delivery or refusal to accept delivery; (x) on the third day after deposit in the United States mail, certified mail, postage prepaid; (y) in the case of reputable messenger or overnight courier service, upon delivery or refusal to accept delivery; or (z) in the event of failure of delivery by reason of changed address of which no notice was delivered or refusal to accept delivery, as of the date of such failure or refusal. If any such day of delivery is not a business day, the notice or document will be considered delivered on the next business day.
18. Security Deposit.
     Concurrently with Subtenant’s execution of this Sublease, Subtenant shall provide Sublandlord with a letter of credit for the full amount of the Security Deposit listed in Paragraph 1(a) (the “Letter of Credit”). Such Letter of Credit shall be issued by a financial institution in a form and substance acceptable to Sublandlord. The Letter of Credit shall have an original term of no less than one year with provisions for extensions unless sixty (60) days prior notice is given to Sublandlord by the issuing bank. The Letter of Credit shall provide for partial draws. Subtenant shall keep the Letter of Credit, at its expense, in full force and effect throughout the term of this Sublease. Upon the happening of any “Draw Event” (as defined below), Sublandlord or its assignee, at its option, may present its written demand for payment of the entire face amount of the Letter of Credit and the funds so obtained shall become due and payable to Sublandlord or its assignee to be applied as a Security Deposit pursuant to the provisions of Section 5.1 of the Master Lease. A Draw Event shall mean any of the following: (i) Subtenant becomes or is the subject of any bankruptcy, insolvency or similar proceeding or event, (ii) a default occurs under the Sublease beyond all applicable notice and cure periods; or (iii) the Letter of Credit is not extended within ten (10) business days prior to its expiration.
19. Assignment and Subletting.
     Subject to the prior written consent of both Sublandlord (which shall not be unreasonably withheld, conditioned or delayed) and Master Landlord, Subtenant shall have the same rights as Sublandlord enjoys as Tenant under such portions of Section 18 of the Master Lease as are incorporated herein, to assign this Sublease or sub-sublease the Sublease Premises. Except in connection with a Permitted Transfer (as defined below), Sublandlord shall have the right to fifty percent (50%) of all subrent or other consideration (net of Subtenant’s reasonable expenses in connection with such assignment or sub-sublease, including, without limitation, brokerage commissions, legal costs, and tenant improvement costs or allowances) to be paid to Subtenant under the terms of any assignment or sub-sublease in excess of the total Subtenant’s Rent due hereunder. Notwithstanding the foregoing provisions of this Paragraph 19, Sublandlord shall not withhold approval of an assignment (deemed or actual) of this Sublease, or a sub sublease of all or any part of the Sublease Premises, or any other Transfer (as defined in the Master Lease), to an entity controlled by, controlling, or under common control with Subtenant or a successor by way of merger, acquisition of all or substantially all of Subtenant’s assets, corporate reorganization, contribution, or similar transaction (each, a “Permitted Transfer”). However, Subtenant shall still be required to obtain consent of the Master Landlord under the provisions of the Master Lease.
20. Interest on Subtenant’s Obligations.
     Any Subtenant’s Rent or other charge, expense or other sum due from Subtenant to Sublandlord under this Sublease which is not paid on the date due, shall bear interest from the date such payment is due until paid (computed on the basis of a 365-day-year) at the lesser of (a) the maximum lawful rate per annum or (b) twelve percent (12%) per annum. The payment of such interest shall not excuse or cure a default by Subtenant hereunder.
21. Authority.
     By delivering this Sublease, each Party hereby represents and warrants to the other that such execution and delivery has been duly authorized by all necessary corporate or partnership action and that the person(s) executing same have been duly authorized to do so.
22. Signage and Access.
     Subject to Master Landlord’s approval, Subtenant shall have the right to install signage at the Center, Building and Sublease Premises, at its sole cost and expense, subject to, and in compliance with, the provisions of the Master Lease. In addition, subject to Master Landlord’s approval, Subtenant shall have the right, at its sole cost and expense, to install signage that is visible from Sorrento Valley Road, subject to the provisions of the Master Lease. At its cost, Subtenant shall remove any such signage at the expiration of the Sublease Term and repair any damage caused thereby.
23. Captions.
     The captions in this Sublease are used for convenience and reference only and are not to be taken as part of this Sublease or to be used in determining the intent of the Parties or otherwise interpreting this Sublease.
24. Successors and Assigns.
     Subject to the restrictions on assignment set forth in this Sublease, this Sublease shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns.

25. Parking.
     Subtenant shall have the non-exclusive right to use all parking areas available to Sublandlord under the Master Lease, which are adjacent to 11404 and 11408 Sorrento Valley Road, provided Subtenant shall not use more than twenty-six (26) spaces at any one time.
26. Master Landlord Consent.
     This Sublease shall not become effective and shall not be deemed to be an offer to sublease or create any rights or obligations between Subtenant or Sublandlord unless and until Sublandlord and Subtenant have executed and delivered the same, and Master Landlord has executed and delivered a consent to this Sublease in a form reasonably acceptable to Sublandlord and Subtenant. If no such consent to this Sublease is given or deemed given by Master Landlord within thirty (30) days after the delivery of a copy of the fully executed Sublease to Master Landlord, then either Sublandlord or Subtenant shall have the right, by written notice to the other, to terminate this Sublease at any time prior to such consent from Master Landlord being given. By delivering this Sublease, each Party hereby represents and warrants to the other that such execution and delivery has been duly authorized by all necessary corporate or partnership action and that the person(s) executing same have been duly authorized to do so.
27. Financial Statements.
     Subtenant represents, warrants and covenants that any financial statements heretofore furnished to Sublandlord, in connection with this Sublease, are accurate and are not materially misleading.
28. Furniture, Fixtures and Equipment.
     As of the Sublease Commencement Date, the furniture, fixtures and equipment described on Exhibit C attached hereto shall be provided with possession of the Sublease Premises at no additional cost or charge. The furniture, fixtures and equipment are provided by Sublandlord in its then “as-is” condition. Sublandlord makes no, and Subtenant acknowledges it is not relying on any, representation or warranty of any kind whatsoever, express or implied, as to any matters concerning the furniture, fixtures and equipment including, without limitation, any warranties as to title or implied warranties of merchantability or fitness for a particular purpose. Upon termination of this Sublease, Subtenant shall deliver the furniture, fixtures and equipment described on Exhibit C in good repair and condition along with its surrender of the Sublease Premises.
29. Direct Lease.
     In the event the Master Lease is terminated prior to the expiration of the Sublease Term, whether as a result of a voluntary termination by Sublandlord or a default on the part of Sublandlord, this Sublease shall, upon notice from Master Landlord to Subtenant, remain in full force and effect as a direct lease between Subtenant and Master Landlord (in which event Subtenant shall attorn to Master Landlord).
30. Miscellaneous.
(a) Time is of the essence of each and every term of this Sublease.
(b) Subtenant waives any right it may now or hereafter have (i) for exemption of property from liability for debt or for distress for rent or (ii) relating to notice or delay in levy of execution in case of eviction for nonpayment of rent.
(c) If there is more than one party constituting Subtenant, their obligations are joint and several, and Sublandlord need not first proceed against all of them before proceeding against any or all of the others.
(d) Subtenant acquires no rights by implication from this Sublease, and is not a beneficiary of any past, current or future agreements between Sublandlord and third parties.
(e) California law governs this Sublease. Neither Party may record this Sublease or a copy or memorandum thereof. Submission of this Sublease to Subtenant is not an offer, and Subtenant will have no rights hereunder until each Party executes a counterpart and delivers it to the other Party.
(f) This Sublease cannot be changed or terminated orally. All informal understandings and agreements, representation or warranties heretofore made between the Parties are merged in this Sublease, which alone fully and completely expresses the agreement between Sublandlord and Subtenant as to the subleasing of the Sublease Premises.
(g) Each and every indemnification obligation set forth in this Sublease, or incorporated into this Sublease from the Master Lease, shall survive the expiration or earlier termination of the term of this Sublease.
(h) If, for any reason, any suit be initiated between Sublandlord and Subtenant to interpret or enforce any provision of this Sublease, the prevailing Party shall be entitled to recover from the other Party its legal costs, expert witness expenses, and reasonable attorneys’ fees, as fixed by the court.
(i) The Parties mutually acknowledge that this Sublease has been negotiated at arm’s length. The provisions of this Sublease shall be deemed to have been drafted by all of the Parties and this Sublease shall not be interpreted or constructed against any Party solely by virtue of the fact that such Party or its counsel was responsible for its preparation.

(j) This Sublease may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
(k) Sublandlord hereby represents that the Master Lease is in full force and effect and that Sublandlord has no actual knowledge of any defaults under the Master Lease.
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     IN WITNESS WHEREOF, this Sublease has been executed as of the day and year first above written.

“SUBLANDLORD”: AVANIR PHARMACEUTICAL a California corporation
By:	/c/ Michael J. Puntoriero
Name:	Michael J. Puntoriero
Title:	Senior VP of Finance & Chief Financial Officer

“SUBTENANT”: SIRION THERAPEUTICS, INC., a North Carolina corporation
By:	/c/ Dawn E. Bennett Johnson
Name:	Dawn E. Bennett Johnson
Title:	Chief Financial Officer

EXHIBIT A
MASTER LEASE
Standard Industrial Net Lease by and between Avanir Pharmaceuticals (“Tenant”) and Sorrento Plaza, a California Limited Partnership (“Landlord”)
Effective May 20, 2002
[Included as Exhibit 10.1 with the Registrant’s Current Report on Form 10-Q, filed August 13, 2002]

EXHIBIT B
FLOOR PLAN OF SUBLEASE PREMISES
[Graphic]

EXHIBIT C
FURNITURE, FIXTURES AND EQUIPMENT
11408 Sorrento Valley Rd.
List of Avanir’s Equipment to Remain During Lease Period
1.) Conference Room – conference table, 12 chairs (non-rolling), Proxima projector.
2.) Kitchenette — Small fridge, microwave, R.O. water filtration system.
3.) Lab techs office area – 7 cubicle work stations, 7 rolling file drawers.
4.) Copy room – (no equipment left)
5.) Offices — 4 private offices each with building standard desk unit, under desk 2 drawer lateral file cabinet, rolling file drawer unit, wall mounted bookcase.
6.) 1 Office with multi-person desk unit (covers 2 walls completely, accommodates up to 4 people, each with his own overhanging wall mounted cabinet).
7.) 1 Lab area office with multi-person desk unit (same as #6 above).
8.) Cloning Lab — Electric heated incubator (non-CO2 type).
9.) Equipment room – D.I. water skid, CO2 gas manifold w/automatic changeover, industrial hot water heater, water softener unit, shaker incubator.
10.) Dark room — (No equipment left).
11.) Washroom – Wash sink, drying racks, shelving, ice machine.
12.) PCR Lab – Refrigerator, -20 Freezer.
13.) Tissue Culture Lab — 1 bio-safety cabinets (1 Baker brand –hooked up to central vacuum unit), 1 double stacked incubator unit w/house CO2 supply.
14.) Purification Lab – (No equipment left).
15.) Cold Room — Shelving
16.) Kinetics Lab — flammable materials cabinet.

17.) Main Lab — 1 Bio-safety cabinet (6 ft. Baker w/ 2 house vacuum connections), 1 fume hood (6 ft. Genie), 1 double stacked incubator w/house CO2 connection, 1 refrigerator, 1 -20 freezer, 1 Milli-Q water filtration system.
18.) BSL3 Lab – 2 Bio-safety cabinets (Labconco, direct exhausted to a Bag In/ Bag Out filter housing with lead/lag exhaust fans), 1 double stacked incubator w/house CO2, large pass-thru w/interlocking doors autoclave, equipment required for a BSL3 lab.
19.) I.T. Room – Server rack, patch panels, UPS, V&D switches.